Exhibit 99.1

Altria Group, Inc. Agrees to Acquire UST Inc.,

World’s Leading Moist Smokeless Tobacco Manufacturer,

for $69.50 per Share in Cash

¡	Creates a total tobacco platform with superior premium tobacco brands that includes Marlboro, Copenhagen, Skoal and Black & Mild

¡	Accretive to adjusted diluted earnings per share within twelve months of closing

¡	Generates estimated annual synergies of $250 million by 2011

¡	Diversifies Altria’s revenues and operating income

RICHMOND, Va. — (BUSINESS WIRE) September 8, 2008 - Altria Group, Inc. (Altria) (NYSE: MO) and UST Inc. (UST) (NYSE: UST) today announced that they have entered into a definitive agreement for Altria to acquire all outstanding shares of UST, the world’s leading moist smokeless tobacco (MST) manufacturer. Under the terms of the agreement, shareholders of UST will receive $69.50 in cash for each share of common stock held. The transaction is valued at approximately $11.7 billion, which includes the assumption of approximately $1.3 billion of debt.

“The combination of Altria and UST creates the premier tobacco company in the United States with leading brands in cigarettes, smokeless tobacco and machine-made large cigars,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “We are excited about this strategic and financially attractive acquisition as it will enhance our ability to deliver superior shareholder return that is expected to exceed our 12% goal. This transaction is consistent with our growth strategy of making disciplined investments in adjacent categories. UST provides Altria with the leading premium brands, Copenhagen and Skoal, in the highly profitable MST category. We will also acquire Ste. Michelle Wine Estates, a premium wine business, as part of the transaction.”

Upon completion of the transaction, Altria’s operating companies will offer adult tobacco consumers a diverse range of superior premium tobacco products with strong brands including Marlboro, Copenhagen, Skoal and Black & Mild.

“This all cash transaction delivers compelling value to UST’s shareholders,” said Murray S. Kessler, Chairman and Chief Executive Officer of UST. “UST’s growth strategy will clearly be enhanced by Altria’s resources and infrastructure.”

Based on UST’s three-month average stock price of $53.90, this offer represents a premium of 28.9% to UST’s shareholders.

The transaction is subject to UST shareholder approval and customary regulatory approvals, which will be pursued promptly. A copy of the agreement containing all the terms of the transaction is filed today with the U.S. Securities and Exchange Commission.

The transaction does not change Altria’s 2008 guidance for adjusted full-year diluted earnings per share from continuing operations, which is expected to be in the range of $1.63 to $1.67. This range represents a 9% to 11% growth rate from an adjusted base of $1.50 per share in 2007.

Financial Benefits

Altria expects the acquisition of UST to be accretive to adjusted diluted earnings per share within twelve months of closing and to generate an attractive double-digit economic return.

The integration is anticipated to generate approximately $250 million in annual synergies by 2011, primarily driven by reduced selling, general and administrative and corporate expenses. Altria believes that these estimated synergies will enable the company to deliver increased shareholder and consumer value.

The UST acquisition is expected to grow and diversify Altria’s operating income and net revenues. For the first half of 2008, reported operating income for Altria and UST was $2.6 billion and $451 million, respectively. If Altria had owned UST since the beginning of 2008, Altria’s first half of 2008 net revenues would have increased 10.3% to $10.4 billion as shown in Table 1 below.

Table 1 ($ Billions) First-Half 2008: Net Revenues Comparison
	Excluding UST		Including UST
	Net Revenues	% Contribution	Net Revenues	% Contribution
PM USA	$9.15	96.7%	$9.15	87.6%
John Middleton Co.	$0.19	2.0%	$0.19	1.8%
PMCC	$0.12	1.3%	$0.12	1.2%
UST	-	-	$0.98	9.4%

Total	$9.46	100%	$10.44	100%

Altria generates approximately $3.5 billion of operating cash flow per year. After the acquisition Altria expects to generate over $4.0 billion of operating cash flow per year. Altria continues to be committed to returning a large majority of this cash to Altria shareholders through a combination of dividends and share repurchases. Altria anticipates maintaining a dividend payout ratio of approximately 75% post-transaction. Payments of future dividends will be at the discretion of the Altria Board of Directors.

In conjunction with the acquisition agreement, Altria has modified its share repurchase program. The Board of Directors has approved a three-year (2008 to 2010) $4.0 billion program, replacing a previously announced two-year $7.5 billion program. This modified program facilitates financing the UST acquisition. Altria spent approximately $1.2 billion repurchasing 53.5 million shares of its stock in 2008, and the company expects to resume purchasing stock against this modified program in 2009.

Financing

Altria has received new committed bridge financing totaling $7.0 billion from Goldman Sachs & Co. and J. P. Morgan which, together with its existing credit facilities and cash, is expected to be more than sufficient to fund the transaction. Altria intends to access the public-debt market to refinance a portion of its credit facilities. To help Altria achieve the highest credit ratings on such refinancings, Philip Morris USA Inc., a wholly-owned subsidiary of Altria, has issued guarantees for Altria’s debt.

Management

Under the terms of the agreement, UST will become a wholly-owned subsidiary of Altria. Following the completion of the transaction, Murray S. Kessler will be named Vice Chair of Altria, reporting directly to Michael E. Szymanczyk, and will oversee the integration. “I look forward to working closely with Mike and his management team to integrate our outstanding brands and employees into the Altria organization,” said Mr. Kessler.

“We are pleased that Murray has agreed to stay on board during the integration period to help complete the transition,” said Mr. Szymanczyk. “U.S. Smokeless Tobacco Company is the leading and most profitable moist smokeless producer and marketer due to the efforts of Murray, his management team and employees. They have a deep understanding of the growing smokeless tobacco category. It is my pleasure to welcome UST’s talented employees to the Altria family of companies.”

Advisors

Goldman Sachs & Co., Centerview Partners and J. P. Morgan acted as financial advisors to Altria. Hunton & Williams LLP acted as corporate counsel, Arnold & Porter LLP acted as regulatory counsel and Sutherland Asbill & Brennan LLP acted as tax counsel.

Citigroup acted as lead financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as lead legal counsel to UST. Perella Weinberg Partners LP acted as lead financial advisor and Sullivan & Cromwell LLP acted as lead legal counsel to UST’s Board of Directors.

Conference Call Webcast

A conference call hosted by Mr. Szymanczyk and Mr. Kessler with members of the investment community and news media will be webcast at 9:00 a.m. Eastern Time on Monday, September 8, 2008. Access to the webcast is available at www.altria.com and www.ustinc.com. An archived copy of the webcast will be available on Altria’s and UST’s websites until October 7, 2008.

Altria Group, Inc. Profile

As of September 8, 2008, Altria owned 100% of each of Philip Morris USA Inc. (PM USA), John Middleton Co. (Middleton) and Philip Morris Capital Corporation. In addition, Altria held a 28.5% economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Parliament, Virginia Slims, Basic and Black & Mild. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information is available about Altria at www.altria.com.

UST Inc. Profile

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Ste. Michelle Wine Estates produces and markets premium wines sold nationally under 20 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as exclusively distributes and markets Antinori products in the United States. Trademarks and service marks related to UST referenced in this release are the property of, or licensed by, UST or its subsidiaries. More information is available about UST at www.ustinc.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

The forward-looking statements in this press release include, without limitation, expectations with respect to the proposed acquisition of UST. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the parties’ ability to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory and/or shareholder approvals required for the transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the transaction; and any event that could give rise to the termination of the merger agreement. Other important factors include the possibility that the expected synergies will not be realized or will not be realized within the expected time period and the risk that the integration of UST will not be successful, in each case due to, among other things, changes in the tobacco industry; prevailing economic, market, and business conditions affecting the parties; risks that the transaction disrupts the parties’ current plans and operations; and the other factors detailed in the parties’ publicly filed documents, including their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2008.

Other factors as well could cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release. By way of example, Altria’s tobacco subsidiaries (PM USA and Middleton) as well as UST’s subsidiaries are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s and UST’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria and UST caution that the foregoing list of important factors is not complete and do not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Altria or UST or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Other Information

In connection with the proposed acquisition, UST intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ UST’S PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC (WHEN

THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov. A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by UST on its website at www.ustinc.com. Such documents are not currently available.

Altria and UST and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger. Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008. Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on February 22, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that UST intends to file with the SEC.

Contacts:

Clifford B. Fleet

Altria Client Services, Investor Relations

804-484-8222

Daniel R. Murphy

Altria Client Services, Investor Relations

804-484-8222

Brendan J. McCormick

Altria Client Services, Media Affairs

804-484-8897

Mark A. Rozelle

UST, Investor Relations

203-817-3520

Thomas J. Fitzgerald

UST, Media Relations

203-817-3549

Source: Altria Group, Inc.; UST Inc.